Exhibit 5

February 5, 2015

Rockwell Collins, Inc.
400 Collins Road NE
Cedar Rapids, Iowa 52498

Re:    Form S-8 Registration Statement
Rockwell Collins, Inc. 2015 Long-Term Incentives Plan

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Rockwell Collins, Inc., a Delaware corporation (the "Company"), and am delivering this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") registering under the Securities Act of 1933, as amended (the "Act"), 7,500,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Shares") that may be delivered from time to time pursuant to the Rockwell Collins, Inc. 2015 Long-Term Incentives Plan (the "Plan").

I have examined such documents, records and matters of law as I have deemed necessary as a basis for the opinion hereinafter expressed. On the basis of the foregoing, and having regard for legal considerations that I deem relevant, I am of the opinion that, when the Registration Statement becomes effective under the Act, any newly issued Common Shares delivered pursuant to the Plan will, when so delivered, be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware and the Federal laws of the United States. I assume no obligation to revise or supplement this opinion should (i) the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise or (ii) any future development cause any change or modification herein.

Very truly yours,

/s/ Robert J. Perna